PRESS RELEASE December 20, 2012	Contacts: Arrowhead Research Vince Anzalone, CFA 626-304-3400 The Trout Group Lauren Glaser 646-378-2972 ir@arrowres.com

Arrowhead Reports Fiscal 2012 Fourth Quarter and Year-End Financial Results

PASADENA, Calif. — December 20, 2012 — Arrowhead Research Corporation (NASDAQ: ARWR), a targeted therapeutics company, today announced financial results for its fiscal 2012 fourth quarter and year ended September 30, 2012.

“Arrowhead made progress on several fronts during the fourth quarter and the entire fiscal year that make us a stronger company,” said Dr. Christopher Anzalone, President and Chief Executive Officer. “We advanced our clinical candidates, ARC-520, Adipotide, and CALAA-01, we continued to make improvements to our platform technologies, and have begun to make good progress on our business development goals.”

Fiscal 2012 Fourth Quarter and Recent Company Highlights

•	Program and Pipeline Highlights

¡	Submitted a pre-IND data package and subsequently completed a pre-IND meeting with the FDA on hepatitis B candidate ARC-520;

¡	Advanced ARC-520 into final IND-enabling steps, with IND filing expected in Q2 2013;

¡	Presented data on new DPC subcutaneous formulation showing 99% target gene knockdown in non-human primates without toxicity;

¡	Published studies in the journal Nucleic Acid Therapeutics demonstrating high levels of knockdown in non-human primates using cholesterol-conjugated siRNA, DPCs, and a novel co-injection strategy;

¡	Received additional patents on the DPC siRNA delivery system;

¡	Established a Clinical Advisory Board for hepatitis B including prominent hepatologist Dr. Robert G. Gish;

¡	Began dosing patients with anti-obesity treatment Adipotide® in a phase 1 clinical trial;

¡	Completed patient dosing in a phase 1b trial of CALAA-01;

¡

Enrollment of a randomized phase 2 clinical study of partnered candidate CRLX101 (formerly IT-101) in non-small cell lung cancer completed by licensee Cerulean Pharma, with overall survival data expected in early 2013.

•	Business Development Highlights

¡	Entered into a Collaboration and License Agreement with Shire for peptide-targeted therapeutics;

¡	Entered into an Evaluation Agreement with Merck for a monoclonal antibody candidate.

•	Financial Highlights

¡	Strengthened the balance sheet through equity financings with gross proceeds of $10.5 million;

Selected Fiscal 2012 Fourth Quarter Financial Results

Total operating expenses for the quarter ended September 30, 2012 were $5.4 million, compared to $2.9 million during the quarter ended September 30, 2011.

Net loss attributable to Arrowhead for the quarter ended September 30, 2012 was $5.3 million, or $0.43 per share based on 12.5 million weighted average shares outstanding. This compares with a net loss attributable to Arrowhead of $2.8 million, or $0.39 per share based on 7.2 million weighted average shares outstanding, for the quarter ended September 30, 2011.

Selected Fiscal 2012 Full Year Financial Results

For the fiscal year ended September 30, 2012, Arrowhead reported revenues of $147 thousand, compared to revenue of $296 thousand in the previous fiscal year. Net loss attributable to Arrowhead for the 2012 fiscal year was $21.1 million, or $1.90 per share based on 11.1 million weighted average shares outstanding, compared with a net loss attributable to Arrowhead of $3.1 million, or $0.44 per share based on 7.2 million weighted average shares outstanding in fiscal 2011.

The Company’s net cash used in operations for fiscal 2012 was $15.3 million. Cash provided by financing activities was $10.8 million, primarily due to the issuance of Arrowhead common stock. Cash provided by investing activities was $400 thousand. As of September 30, 2012, Arrowhead had cash and cash equivalents of $3.4 million and stockholders’ equity of $8.8 million.

About Arrowhead Research Corporation

Arrowhead Research Corporation is a clinical stage targeted therapeutics company with development programs in oncology, obesity, and chronic hepatitis B virus. The company is leveraging its platform technologies to design and develop peptide-drug conjugates (PDCs) that specifically home to cell types of interest while sparing off-target tissues, create targeted drugs based on the gene silencing RNA interference (RNAi) mechanism, and work with partners to create improved versions of traditional small molecule drugs.

For more information please visit http://www.arrowheadresearch.com, or follow us on Twitter @ArrowRes. To be added to the Company’s email list to receive news directly, please send an email to ir@arrowres.com

SafeHarbor Statement under the Private Securities Litigation Reform Act:

This news release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including our ability to finance our operations, the future success of our scientific studies, our ability to successfully develop drug candidates, the timing for starting and completing clinical trials, rapid technological change in our markets, and the enforcement of our intellectual property rights. Arrowhead Research Corporation’s most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q discuss some of the important risk factors that may affect our business, results of operations and financial condition. We assume no obligation to update or revise forward-looking statements to reflect new events or circumstances.

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